Exhibit (e)(5)

AMENDMENT 1 TO CONFIDENTIALITY AGREEMENT

This Amendment 1 to Confidentiality Agreement (the “Amendment”) is entered into as of June 30, 2014 by and between Move, Inc. (“Move”) and News Corporation (the “Company”) and amends that certain Confidentiality Agreement, dated as of October 21, 2013 (the “Agreement”). Capitalized terms used but not defined in this Amendment will have the meanings given to such terms in the Agreement. The Parties agree as follows:

1. Section 9 of the Agreement is amended to add the following sentence at the end of the paragraph:

“Notwithstanding the foregoing, nothing in Section 9 shall prevent the Company from acquiring, directly or indirectly, up to 4.9% of the outstanding common stock of Move.”

2. The parties may execute this Amendment in counterparts, including facsimile, PDF, or other electronic copies, which taken together will constitute one instrument. Except as expressly modified herein, the terms of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment by persons duly authorized.

MOVE, INC.		NEWS CORPORATION

By:	/s/ James S. Caulfield	By:	/s/ Michael L. Bunder
Print Name:	James S. Caulfield	Print Name:	Michael L. Bunder
Title:	EVP, General Counsel, Secretary	Title:	Senior Vice President
Date:	July 1, 2014	Date:	June 30, 2014